Exhibit 5.1

22 Grenville Street St Helier Jersey JE4 8PX Channel Islands T +44 1534 676 000 F +44 1534 676 333

Shire plc

22 Grenville Street

St Helier

Jersey JE4 8PX

Channel Islands

3 June 2016

Our ref:                              8020158/67638455/7

Dear Sirs

Shire plc (the Company)

Substitute Awards

We have acted as Jersey legal advisers to the Company and are giving this opinion in connection with the Registration Statement on Form S-3 (Registration No. 333-209648) of the Company filed with the United States Securities and Exchange Commission (the Form S- 3) as a post-effective amendment to the Form S-4.

We have not been concerned with investigating or verifying the facts set out in the Form S-3 or the Form S-4.  This opinion, which is addressed to the Company, is to be filed as an exhibit to the Form S-3.

1.                                      Documents examined and related matters

1.1                               For the purposes of this opinion we have examined and relied upon copies of the following documents:

(a)                                 a draft of the Form S-3 in the form in which it is to be filed with the United States Securities and Exchange Commission;

(b)                                 the Form S-4;

(c)                                  the Governing Terms of the Substitute Awards, which are governed by English law (the Governing Terms); and

(d)                                 the Company’s memorandum and articles of association.

1.2                               For the purposes of this opinion, we have, with the Company’s consent, relied upon a certificate from the secretary of the Company as to matters of fact, without having independently verified such factual matters.

1.3                               For the purposes of this opinion, we have not:

(a)                                 examined any other document relating to the Substitute Awards or the Award Shares (including, without limitation, any document incorporated by reference in, or otherwise referred to in, the Form S-3, the Form S-4 or the Governing Terms); and

(b)                                 undertaken any exercise that is not described in this opinion and, in particular, we have not examined any contracts, instruments or other

Mourant Ozannes is a Jersey partnership

A list of the partners is available at mourantozannes.com

documents entered into or affecting the Company or conducted any searches or enquiries in relation to the Company at any public office or registry in Jersey.

1.4                               In this opinion:

(a)                                 award holder means a person to whom a Substitute Award is granted;

(b)                                 Award Shares means ordinary shares of 5 pence each in the capital of the Company which are to be issued to an award holder (or to the Company’s depositary on behalf of the award holder) pursuant to, or in connection with, a Substitute Award, and Award Share means any of them;

(c)                                  Baxalta means Baxalta Incorporated;

(d)                                 Form S-4 means the Registration Statement on Form S-4 (Registration No. 333-209648) of the Company filed with the United States Securities and Exchange Commission which became effective on April 15, 2016;

(e)                                  Jersey Companies Law means the Companies (Jersey) Law 1991, as amended;

(f)                                   Merger means the merger described in the Merger Agreement pursuant to which Merger Sub will merge with and into Baxalta, with Baxalta surviving the merger as an indirect wholly-owned subsidiary of the Company;

(g)                                  Merger Agreement means the Agreement and Plan of Merger dated as of January 11, 2016 between the Company, Merger Sub and Baxalta;

(h)                                 Merger Sub means BearTracks, Inc.; and

(i)                                     Substitute Awards means the awards of substitute stock options and/or substitute restricted stock units (pursuant to which Awards Shares may be issued) made or to be made, in connection with the Merger, in substitution for awards granted under the Baxalta Incorporated 2015 Incentive Plan on the terms set out in the Governing Terms.

1.5                               In this opinion, headings are for convenience only and do not affect its interpretation.

2.                                      Assumptions

In giving this opinion, we have assumed:

2.1                               that the Governing Terms have been properly adopted by the Company’s board of directors (or a duly authorised committee thereof);

2.2                               that the Company’s board of directors (or a duly authorised committee thereof):

(a)                                 has duly authorised and granted or will duly authorise and grant all Substitute Awards; and

(b)                                 has resolved, or will resolve, to allot and issue Award Shares in satisfaction of all Substitute Awards,

in accordance with the Governing Terms and the Company’s articles of association;

2.3                               that the shareholders of the Company have conferred, or will confer, on the directors of the Company any authority to allot ordinary shares necessary under the Company’s articles of association for the directors to allot and issue the Award Shares;

2.4                               that no allotment and issue of Award Shares will result in a breach of any authority to allot ordinary shares conferred on the directors of the Company by shareholders of the Company or in the authorised share capital of the Company being exceeded;

2.5                               there will be full compliance with the terms of the Governing Terms;

2.6                               the grant of all Substitute Awards, and the allotment and issue of all Award Shares, has been or will be made in accordance with the Governing Terms and the Company’s articles of association;

2.7                               that no Award Shares have been, or will be, issued at a price less than their nominal value;

2.8                               that the Substitute Awards do not constitute an employee share scheme or long term incentive plan for the purposes of rules 9.4.1 to 9.4.3 of the listing rules of the UK Listing Authority;

2.9                               that the allottee of any Award Share will have: (A) the capacity, power and authority; (B) taken all necessary action; and (C) obtained or made all necessary agreements, approvals, authorisations, consents, filings, licences, registrations and qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any agreement binding on it), to become the registered holder of that Award Share in accordance with all applicable laws;

2.10                        that the Company is not insolvent or unable to pay its debts as they fall due and no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside Jersey in relation to the Company or any of its assets or revenues;

2.11                        the authenticity, accuracy, completeness and conformity to original documents of all documents and certificates examined by us;

2.12                        that words and phrases used in the Form S-3 have the same meaning and effect as they would if the Form S-3 were governed by Jersey law;

2.13                        the performance of each obligation by the Company in connection with the Substitute Awards is not illegal or contrary to public policy in any place outside Jersey in which that obligation is to be performed;

2.14                        all acts, conditions or things required to be fulfilled, performed or effected in connection with the Substitute Awards under the laws of any jurisdiction other than Jersey have been duly fulfilled, performed and effected;

2.15                        the directors of the Company have complied with their duties as directors in so far as relevant to this opinion letter;

2.16                        that there is no provision of any law (other than Jersey law) that would affect anything in this opinion; and

2.17                        that no event occurs after today’s date that would affect anything in this opinion.

3.                                      Opinion

As a matter of Jersey law and based on, and subject to, the assumptions, limitations and qualifications set out in this opinion, we are of the opinion that, in relation to any Award Share to be allotted and issued to an award holder (or to the Company’s depositary on behalf of the award holder) in settlement of the award holder’s Substitute Award, upon the:

(a)                                 receipt in full by the Company of all amounts payable by the award holder under the Substitute Award and Governing Terms; and

(b)                                 entry of the name of the award holder (or the Company’s depositary on behalf of the award holder) as the holder of that Award Share in the Company’s register of members, that Award Share will be validly issued and fully paid and no further contribution in respect of such Award Share will be required to be made to the Company by such person, by reason solely of such person (or such person’s nominee) being the holder of such Award Share.

4.                                      Qualifications

Our opinion is subject to any matter of fact not disclosed to us and to the following qualifications:

4.1                               we express no opinion as to the validity or otherwise of the issue of any American depositary shares in connection with the Substitute Awards or as to compliance or otherwise with the terms of the depositary agreement relating to such American depositary shares;

4.2                               insofar as any obligation in connection with the Substitute Awards is to be performed in any jurisdiction other than Jersey, a Jersey court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance;

4.3                               we express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Substitute Awards;

4.4                               in our opinion under Jersey law there is doubt as to the enforceability in Jersey, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the United States Federal or State securities laws;

4.5                               the Company will be required to comply with applicable procedures and regulations designed to prevent money laundering, breaches of sanctions and the financing of terrorism, and may require certain documentation and information in relation to a holder of Award Shares;

4.6                               Article 28 of the Jersey Companies Law provides that a minor or interdict may not become a member of a Jersey company unless his or her rights of membership were transmitted to the person on the death of the holder of the relevant share;

4.7                               Article 48(1) of the Jersey Companies Law provides that no notice of a trust, whether express, implied or constructive, shall be entered on the register of members of a Jersey company.  Article 48(2) of the Jersey Companies Law provides that the register of members of a Jersey company is prima facie evidence of any matters which are directed or authorized to be inserted in it by the Jersey Companies Law, including the name of every member of the company and the number of shares held by him.  If a person is, without sufficient reason, entered in, or omitted from, a company’s register of members or there is a failure or unnecessary delay in entering on the register the fact of a person having ceased to be a member, the aggrieved person, a member of the company or the company may apply to the court for rectification of the register (including, in certain circumstances, retrospective rectification);

4.8                               shareholders can make arrangements outside the Company’s constitutional documents in respect of pre-emptive rights relating to shares, about which we express no opinion; and

4.9                               the obligations of the Company under, or in respect of, the Substitute Awards and the Governing Terms will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

5.                                      Jersey law

This opinion is limited to matters of, and is interpreted in accordance with, Jersey law as at the date of this opinion. We express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention, or any changes in law which may occur, after the date of this opinion.

6.                                      Benefit of opinion

6.1                               This opinion is only addressed to, and for the benefit of, the Company. It is given solely in connection with the allotment and issue of Award Shares. This opinion may not, without our prior written consent, be transmitted or disclosed to, or used or relied upon by, any other person (including, without limitation, any award holder) or be relied upon for any other purpose whatsoever.

6.2                               We consent to the disclosure of this opinion as an exhibit to the Form S-3 and its filing with the United States Securities and Exchange Commission.

Yours faithfully

/s/ Mourant Ozannes

Mourant Ozannes